Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

ReWalk Robotics Ltd.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares	457(o)	(1)	(2)	(2)		0
	Other	Warrants	457(o)	(1)	(2)	(2)		0
	Debt	Debt Securities(3)	457(o)	(1)	(2)	(2)		0
	Total	Unallocated (Universal Shelf)	457(o)	(1)	(2)	$100,000,000(4)	0.0000927	$9,270.00(4)
Fees previously paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$100,000,000		$9,270.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$9,270.00

(1)
An unspecified aggregate initial offering price of each identified class (as may from time to time be offered at unspecified prices) is being registered. The securities registered also include such unspecified amounts and numbers of ordinary shares, warrants and debt securities as may be issued upon exercise of, conversion of or exchange for warrants or debt securities that provide for exercise, conversion or exchange. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)
Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. to Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3)
With respect to debt securities, excluding accrued interest and accrued amortization of discount, if any, to the date of delivery. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be equal to any such greater principal amount due at maturity, such aggregate principal amount not to exceed $100,000,000 less the value of Securities previously issued hereunder.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.